EXHIBIT 5.1

[Lowndes, Drosdick, Doster, Kantor & Reed, P.A. Letterhead]

July 30, 2013

CNL Growth Properties, Inc.

450 South Orange Avenue

Orlando, Florida 32801

Ladies and Gentlemen:

We have acted as counsel for CNL Growth Properties, Inc., a Maryland corporation (the “Company”), in connection with the registration and proposed sale of two hundred million dollars ($200,000,000) of shares of common stock of the Company, with a par value of one cent ($0.01) per share (the “Shares”), pursuant to the Registration Statement on Form S-11 (File No. 333-184308) (the “Registration Statement”) that was filed by the Company under the Securities Act of 1933, as amended, which was subsequently amended by the Company pursuant to the Pre-Effective Amendment No. 2 to Form S-11 (File No. 333-184308) that was filed by the Company pursuant to the Securities Act of 1933, as amended (the “Pre-Effective Amendment”).

Based upon an examination and review of, and in reliance upon, such documents as we have deemed necessary, relevant, or appropriate, we are of the opinion that upon payment for the Shares, and upon the issuance and delivery of the Shares as provided for in the Registration Statement (as amended by the Pre-Effective Amendment), the Shares will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Pre-Effective Amendment and to the use of our name under the caption “Legal Opinions” in the prospectus constituting a part of the Pre-Effective Amendment.

Cordially yours,

/s/ Lowndes, Drosdick, Doster, Kantor & Reed, P.A.